SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

GOLAR LNG LTD.

(Name of Issuer)

COMMON STOCK*

(Title of Class of Securities)

G9456A100

(CUSIP Number)

June 25, 2014

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

*	The position is held in connection with a swap contract and therefore may not have voting rights over the underlying shares

CUSIP No. G9456A100	Page 2 of 35 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Master Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 2,709,260 (See Item 4)
	6	SHARED VOTING POWER None (see Item 4)
	7	SOLE DISPOSITIVE POWER 2,709,260 (See Item 4)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,709,260 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.96%
12	TYPE OF REPORTING PERSON* CO

*	The position is held in connection with a swap contract and therefore may not have voting rights over the underlying shares

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. G9456A100	Page 3 of 35 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Global, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 2,709,260
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 2,709,260
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,709,260 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.96%
12	TYPE OF REPORTING PERSON* OO

*	The position is held in connection with a swap contract and therefore may not have voting rights over the underlying shares

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. G9456A100	Page 4 of 35 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Global Investments, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 2,709,260
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 2,709,260
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,709,260 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.96%
12	TYPE OF REPORTING PERSON* CO

*	The position is held in connection with a swap contract and therefore may not have voting rights over the underlying shares

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. G9456A100	Page 5 of 35 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Institutional Fund, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 2,709,260
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 2,709,260
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,709,260 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.96%
12	TYPE OF REPORTING PERSON* OO

*	The position is held in connection with a swap contract and therefore may not have voting rights over the underlying shares

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. G9456A100	Page 6 of 35 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Institutional Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 2,709,260
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 2,709,260
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,709,260 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.96%
12	TYPE OF REPORTING PERSON* CO

*	The position is held in connection with a swap contract and therefore may not have voting rights over the underlying shares

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. G9456A100	Page 7 of 35 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Institutional Fund II, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 2,709,260
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 2,709,260
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,709,260 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.96%
12	TYPE OF REPORTING PERSON* OO

*	The position is held in connection with a swap contract and therefore may not have voting rights over the underlying shares

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. G9456A100	Page 8 of 35 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Institutional Fund II, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 2,709,260
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 2,709,260
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,709,260 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.96%
12	TYPE OF REPORTING PERSON* CO

*	The position is held in connection with a swap contract and therefore may not have voting rights over the underlying shares

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. G9456A100	Page 9 of 35 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Global Japan Unit Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 2,709,260
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 2,709,260
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,709,260 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.96%
12	TYPE OF REPORTING PERSON* OO

*	The position is held in connection with a swap contract and therefore may not have voting rights over the underlying shares

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. G9456A100	Page 10 of 35 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Enhanced Master Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,752,743
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 1,752,743
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,752,743 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.91%
12	TYPE OF REPORTING PERSON* CO

*	The position is held in connection with a swap contract and therefore may not have voting rights over the underlying shares

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. G9456A100	Page 11 of 35 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Enhanced Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,752,743
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 1,752,743
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,752,743 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.91%
12	TYPE OF REPORTING PERSON* OO

*	The position is held in connection with a swap contract and therefore may not have voting rights over the underlying shares

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. G9456A100	Page 12 of 35 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Enhanced Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,752,743
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 1,752,743
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,752,743 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.91%
12	TYPE OF REPORTING PERSON* CO

*	The position is held in connection with a swap contract and therefore may not have voting rights over the underlying shares

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. G9456A100	Page 13 of 35 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Fundamental Trading Master Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 603
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 603
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 603 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) .00%
12	TYPE OF REPORTING PERSON* CO

*	The position is held in connection with a swap contract and therefore may not have voting rights over the underlying shares

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. G9456A100	Page 14 of 35 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Fundamental Trading Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 603
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 603
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 603 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) .00%
12	TYPE OF REPORTING PERSON* OO

*	The position is held in connection with a swap contract and therefore may not have voting rights over the underlying shares

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. G9456A100	Page 15 of 35 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Fundamental Trading Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 603
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 603
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 603 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) .00%
12	TYPE OF REPORTING PERSON* CO

*	The position is held in connection with a swap contract and therefore may not have voting rights over the underlying shares

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. G9456A100	Page 16 of 35 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Lyxor/Balyasny Atlas Enhanced Fund Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Jersey
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 232,768
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 232,768
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 232,768 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) .25%
12	TYPE OF REPORTING PERSON* CO

*	The position is held in connection with a swap contract and therefore may not have voting rights over the underlying shares

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. G9456A100	Page 17 of 35 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Balyasny Asset Management L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 4,695,374 (See Item 4)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 4,695,374 (See Item 4)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,695,374 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.12%
12	TYPE OF REPORTING PERSON* IA

*	The position is held in connection with a swap contract and therefore may not have voting rights over the underlying shares

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. G9456A100	Page 18 of 35 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Dmitry Balyasny
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 4,695,374 (See Item 4)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 4,695,374 (See Item 4)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,695,374 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.12%
12	TYPE OF REPORTING PERSON* IN

*	The position is held in connection with a swap contract and therefore may not have voting rights over the underlying shares

*SEE INSTRUCTIONS BEFORE FILLING OUT.

Item 1	(a) Name of Issuer:

Golar LNG Ltd. (the “Company”)

(b)	Address of Issuer’s Principal Executive Offices:

Par-la-Ville Place

4th Floor 14 Par-la-Ville Road

Hamilton Hm 08

Bermuda

Item 2	(a) – (c) This statement is filed on behalf of the following:

(1) Atlas Master Fund, Ltd. is a Cayman corporation (“AMF”), with its principal business office at c/o Walkers SPV Limited, Walker House, P.O. Box 908 GT, George Town, Grand Cayman, Cayman, British West Indies.

(2) Atlas Global, LLC is a Delaware limited liability company (“AG”), with its principal business office at 181 West Madison, Suite 3600, Chicago, IL 60602. AG owns 9.67% of the equity interests in AMF.

(3) Atlas Global Investments, Ltd. is a Cayman corporation (“AGI”), with its principal business office at c/o Walkers SPV Limited, Walker House, P.O. Box 908 GT, George Town, Grand Cayman, Cayman, British West Indies. AGI owns 16.42% of the equity interests in AMF.

(4) Atlas Institutional Fund, LLC is a Delaware limited liability company (“AIF LLC”), with its principal business office at 181 West Madison, Suite 3600, Chicago, IL 60602. AIF LLC owns 3.90% of the equity interests in AMF.

(5) Atlas Institutional Fund, Ltd. is a Cayman corporation (“AIF LTD”), with its principal business office at c/o Walkers SPV Limited, Walker House, P.O. Box 908 GT, George Town, Grand Cayman, Cayman, British West Indies. AIF, LTD owns 17.73% of the equity interests in AMF.

(6) Atlas Institutional Fund II, LLC is a Delaware limited liability company (“AIF2 LLC”), with its principal business office at 181 West Madison, Suite 3600, and Chicago, IL 60602. AIF2 LLC owns 8.20% of the equity interests in AMF.

(7) Atlas Institutional Fund II, Ltd. is a Cayman corporation (“AIF2 LTD”), with its principal business office at c/o Walkers SPV Limited, Walker House, P.O. Box 908 GT, George Town, Grand Cayman, Cayman, British West Indies. AIF2, LTD owns 31.74% of the equity interests in AMF.

Page 19 of 35 Pages

(8) Atlas Global Japan Unit Trust is a Cayman exempted unit trust (“AGJ”), with its principal business office at c/o CIBC Bank and Trust Company (Cayman) Limited, CIBC Financial Centre, 11 Dr. Roy’s Drive-3rd Floor, P.O. Box 694, Grand Cayman, Cayman Islands, British West Indies. AGJ owns 8.96% of the equity interests in AMF.

(9) Atlas Enhanced Master Fund, Ltd. is a Cayman corporation (“AEMF”), with its principal business office at c/o Walkers SPV Limited, Walker House, P.O. Box 908 GT, George Town, Grand Cayman, Cayman, British West Indies.

(10) Atlas Enhanced Fund, L.P. is a Delaware limited partnership (“AEF LP”), with its principal business office at 181 West Madison, Suite 3600, Chicago, IL 60602. AEF LP owns 17.67% of the equity interests in AEMF.

(11) Atlas Enhanced Fund, Ltd. is a Cayman corporation (“AEF LTD”), with its principal business office at c/o Walkers SPV Limited, Walker House, P.O. Box 908 GT, George Town, Grand Cayman, Cayman, British West Indies. AEF LTD owns 82.32% of the equity interests in AEMF.

(12) Atlas Fundamental Trading Master Fund Ltd. is a Cayman corporation (“AFT MASTER”), with its principal business office at c/o Walkers SPV Limited, Walker House, P.O. Box 908 GT, George Town, Grand Cayman, Cayman, British West Indies.

(13) Atlas Fundamental Trading Fund, L.P., is a Delaware limited partnership (“AFT LP”), with its principal business office at 181 West Madison, Suite 3600, Chicago, IL 60602. AFT LP owns 81.05% of the equity interests in AFT MASTER.

(14) Atlas Fundamental Trading Fund Ltd. is a Cayman corporation (“AFT LTD”), with its principal business office at c/o Walkers SPV Limited, Walker House, P.O. Box 908 GT, George Town, Grand Cayman, Cayman, British West Indies. AFT LTD owns 18.83% of the equity interests in AFT MASTER.

(15) Lyxor/Balyasny Atlas Enhanced Fund Limited is a Jersey limited corporation (“LYXOR”), with its registered office at 18 Esplanade, St. Helier, Jersey JE4 8RT, Channel Islands.

(16) Balyasny Asset Management L.P. is a Delaware limited partnership (“BAM”), with its principal business office at 181 West Madison, Suite 3600, and Chicago, IL 60602. BAM is the investment manager to each of AMF, AG, AGI, AIF LLC, AIF LTD, AIF2 LLC, AIF2 LTD, AGJ, AEMF, AEF LP, AEF LTD, AFT MASTER, AFT LP, AFT LTD and LYXOR.

Page 20 of 35 Pages

(17) Dmitry Balyasny, a United States citizen whose business address is 181 West Madison, Suite 3600, Chicago, IL 60602. Dmitry Balyasny is the sole managing member of the general partner of BAM.

(d)	Title of Class of Securities:

Common Stock

(e)	CUSIP Number: G9456A100

Item 3	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not Applicable

Item 4	Ownership:

AMF

(a)	Amount Beneficially Owned:

2,709,260

(b)	Percent of Class:

2.96%

(c)	Number of Shares as to which person has:

(i)	Sole power to vote or to direct vote:

2,709,260

(ii)	Shared power to vote or to direct vote:

None

(iii)	Sole power to dispose or direct disposition of:

2,709,260

Page 21 of 35 Pages

(iv)	Shared power to dispose or to direct disposition of:

None

AG

(a)	Amount Beneficially Owned:

By virtue of its ownership of 9.67% of the equity interest in AMF, AG may be deemed to beneficially own the 2,709,260 Shares of the Company’s Common Stock beneficially owned by AMF.

(b)	Percent of Class:

2.96%

(c)	Number of Shares as to which person has:

(i)	Sole power to vote or to direct vote:

2,709,260

(ii)	Shared power to vote or to direct vote:

None

(iii)	Sole power to dispose or direct disposition of:

2,709,260

(iv)	Shared power to dispose or to direct disposition of:

None

AGI

(a)	Amount Beneficially Owned:

By virtue of its ownership of 16.42% of the equity interest in AMF, AGI may be deemed to beneficially own the 2,709,260 Shares of the Company’s Common Stock beneficially owned by AMF.

Page 22 of 35 Pages

(b)	Percent of Class:

2.96%

(c)	Number of Shares as to which person has:

(i)	Sole power to vote or to direct vote:

2,709,260

(ii)	Shared power to vote or to direct vote:

None

(ii)	Sole power to dispose or direct disposition of:

2,709,260

(iv)	Shared power to dispose or to direct disposition of:

None

AIF, LLC

(a)	Amount Beneficially Owned:

By virtue of its ownership of 3.90% of the equity interest in AMF, AIF LLC may be deemed to beneficially own the 2,709,260 Shares of the Company’s Common Stock beneficially owned by AMF.

(b)	Percent of Class:

2.96%

(c)	Number of Shares as to which person has:

(i)	Sole power to vote or to direct vote:

2,709,260

(ii)	Shared power to vote or to direct vote:

None

(iii)	Sole power to dispose or direct disposition of:

2,709,260

Page 23 of 35 Pages

(iv)	Shared power to dispose or to direct disposition of:

None

AIF LTD

(a)	Amount Beneficially Owned:

By virtue of its ownership of 17.73% of the equity interest in AMF, AIF LTD may be deemed to beneficially own the 2,709,260 Shares of the Company’s Common Stock beneficially owned by AMF.

(b)	Percent of Class:

2.96%

(c)	Number of Shares as to which person has:

(i)	Sole power to vote or to direct vote:

2,709,260

(ii)	Shared power to vote or to direct vote:

None

(iii)	Sole power to dispose or direct disposition of:

2,709,260

(iv)	Shared power to dispose or to direct disposition of:

None

AIF2 LLC

(a)	Amount Beneficially Owned:

By virtue of its ownership of 8.20% of the equity interest in AMF, AIF2 LLC may be deemed to beneficially own the 2,709,260 Shares of the Company’s Common Stock beneficially owned by AMF.

Page 24 of 35 Pages

(b)	Percent of Class:

2.96%

(c)	Number of Shares as to which person has:

(i)	Sole power to vote or to direct vote:

2,709,260

(ii)	Shared power to vote or to direct vote:

None

(iii)	Sole power to dispose or direct disposition of:

2,709,260

(iv)	Shared power to dispose or to direct disposition of:

None

AIF2 LTD

(a)	Amount Beneficially Owned:

By virtue of its ownership of 31.74% of the equity interest in AMF, AIF2 LTD may be deemed to beneficially own the 2,709,260 Shares of the Company’s Common Stock beneficially owned by AMF.

(b)	Percent of Class:

2.96%

(c)	Number of Shares as to which person has:

(i)	Sole power to vote or to direct vote:

2,709,260

(ii)	Shared power to vote or to direct vote:

None

(iii)	Sole power to dispose or direct disposition of:

2,709,260

Page 25 of 35 Pages

(iv)	Shared power to dispose or to direct disposition of:

None

AGJ

(a)	Amount Beneficially Owned:

By virtue of its ownership of 8.96% of the equity interest in AMF, AGJ may be deemed to beneficially own the 2,709,260 Shares of the Company’s Common Stock beneficially owned by AMF.

(b)	Percent of Class:

2.96%

(c)	Number of Shares as to which person has:

(i)	Sole power to vote or to direct vote:

2,709,260

(ii)	Shared power to vote or to direct vote:

None

(iii)	Sole power to dispose or direct disposition of:

2,709,260

(iv)	Shared power to dispose or to direct disposition of:

None

AEMF

(a)	Amount Beneficially Owned:

1,752,743

Page 26 of 35 Pages

(b)	Percent of Class:

1.91%

(c)	Number of Shares as to which person has:

(i)	Sole power to vote or to direct vote:

1,752,743

(ii)	Shared power to vote or to direct vote:

None

(iii)	Sole power to dispose or direct disposition of:

1,752,743

(iv)	Shared power to dispose or to direct disposition of:

None

AEF LP

(a)	Amount Beneficially Owned:

By virtue of its ownership of 17.67% of the equity interest in AEMF, AEF LP may be deemed to beneficially own the 1,752,743 Shares of the Company’s Common Stock beneficially owned by AEMF.

(b)	Percent of Class:

1.91%

(c)	Number of Shares as to which person has:

(i)	Sole power to vote or to direct vote:

1,752,743

(ii)	Shared power to vote or to direct vote:

None

(iii)	Sole power to dispose or direct disposition of:

1,752,743

Page 27 of 35 Pages

(iv)	Shared power to dispose or to direct disposition of:

None

AEF LTD.

(a)	Amount Beneficially Owned:

By virtue of its ownership of 82.32% of the equity interest in AEMF, AEF LTD may be deemed to beneficially own the 1,752,743 Shares of the Company’s Common Stock beneficially owned by AEMF.

(b)	Percent of Class:

1.91%

(c)	Number of Shares as to which person has:

(i)	Sole power to vote or to direct vote:

1,752,743

(ii)	Shared power to vote or to direct vote:

None

(iii)	Sole power to dispose or direct disposition of:

1,752,743

(iv)	Shared power to dispose or to direct disposition of:

None

AFT MASTER

(a)	Amount Beneficially Owned:

603

Page 28 of 35 Pages

(b)	Percent of Class:

.00%

(c)	Number of Shares as to which person has:

(i)	Sole power to vote or to direct vote:

603

(ii)	Shared power to vote or to direct vote:

None

(iii)	Sole power to dispose or direct disposition of:

603

(iv)	Shared power to dispose or to direct disposition of:

None

AFT LP

(a)	Amount Beneficially Owned:

By virtue of its ownership of 81.05% of the equity interest in AFT MASTER, AFT LP may be deemed to beneficially own the 603 Shares of the Company’s Common Stock beneficially owned by AFT MASTER.

(b)	Percent of Class:

.00%

(c)	Number of Shares as to which person has:

(i)	Sole power to vote or to direct vote:

603

(ii)	Shared power to vote or to direct vote:

None

(iii)	Sole power to dispose or direct disposition of:

603

Page 29 of 35 Pages

(iv)	Shared power to dispose or to direct disposition of:

None

AFT LTD

(a)	Amount Beneficially Owned:

By virtue of its ownership of 18.83% of the equity interest in AFT MASTER, AFT LTD may be deemed to beneficially own the 603 Shares of the Company’s Common Stock beneficially owned by AFT MASTER.

(b)	Percent of Class:

.00%

(c)	Number of Shares as to which person has:

(i)	Sole power to vote or to direct vote:

603

(ii)	Shared power to vote or to direct vote:

None

(iii)	Sole power to dispose or direct disposition of:

603

(iv)	Shared power to dispose or to direct disposition of:

None

LYXOR

(a)	Amount Beneficially Owned:

232.768

Page 30 of 35 Pages

(b)	Percent of Class:

.25%

(c)	Number of Shares as to which person has:

(i)	Sole power to vote or to direct vote:

232,768

(ii)	Shared power to vote or to direct vote:

None

(iii)	Sole power to dispose or direct disposition of:

232,768

(iv)	Shared power to dispose or to direct disposition of:

None

BAM

(a)	Amount Beneficially Owned:

By virtue of its position as investment manager to each of AMF, AG, AGI, AIF LLC, AIF LTD, AIF2 LLC, AIF2 LTD, AGJ, AEMF, AEF LP, AEF LTD, AFT MASTER, AFT LP, AFT LTD and LYXOR, BAM may be deemed to beneficially own the 4.695,374 Shares of the Company’s Common Stock beneficially owned by AMF, AG, AGI, AIF LLC, AIF LTD, AIF2 LLC, AIF2 LTD, AGJ, AEMF, AEF LP, AEF LTD, AFT MASTER, AFT LP, AFT LTD and LYXOR.

4.695,374

(b)	Percent of Class:

5.12%

(c)	Number of Shares as to which person has:

(i)	Sole power to vote or to direct vote:

4.695,374

Page 31 of 35 Pages

(ii)	Shared power to vote or to direct vote:

None

(iii)	Sole power to dispose or direct disposition of:

4.695,374

(iv)	Shared power to dispose or to direct disposition of:

None

Dmitry Balyasny

(a)	Amount Beneficially Owned:

By virtue of his position as the sole managing member of the general partner of BAM, Mr. Balyasny may be deemed to beneficially own the 4.695,374 Shares of the Company’s Common Stock beneficially owned by BAM.

4.695,374

(b)	Percent of Class:

5.12%

(c)	Number of Shares as to which person has:

(i)	Sole power to vote or to direct vote:

4.695,374

(ii)	Shared power to vote or to direct vote:

None

(iii)	Sole power to dispose or direct disposition of:

4.695,374

(iv)	Shared power to dispose or to direct disposition of:

None

Page 32 of 35 Pages

Item 5	Ownership of Five Percent or Less of a Class:

Applicable

Item 6	Ownership of More than Five Percent on Behalf of Another Person:

Not Applicable

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

Not Applicable

Item 8	Identification and Classification of Members of the Group:

Not Applicable

Item 9	Notice of Dissolution of Group:

Not Applicable

Item 10	Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Page 33 of 35 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: July 1, 2014

ATLAS MASTER FUND, LTD.		ATLAS GLOBAL, LLC

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder Authorized Signatory		Scott Schroeder Authorized Signatory

ATLAS GLOBAL INVESTMENTS, LTD.		ATLAS INSTITUTIONAL FUND, LLC

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder Authorized Signatory		Scott Schroeder Authorized Signatory

ATLAS INSTITUTIONAL FUND, LTD.		ATLAS INSTITUTIONAL FUND II, LLC

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder Authorized Signatory		Scott Schroeder Authorized Signatory

ATLAS INSTITUTIONAL FUND II, LTD.		ATLAS GLOBAL JAPAN UNIT TRUST

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder Authorized Signatory		Scott Schroeder Authorized Representative

Page 34 of 35 Pages

ATLAS ENHANCED MASTER FUND, LTD.		ATLAS ENHANCED FUND, L.P.

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder Authorized Signatory		Scott Schroeder Authorized Signatory

ATLAS ENHANCED FUND, LTD.		ATLAS FUNDAMENTAL TRADING MASTER FUND LTD.

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder Authorized Signatory		Scott Schroeder Authorized Signatory

ATLAS FUNDAMENTAL TRADING FUND, L.P.		ATLAS FUNDAMENTAL TRADING FUND, LTD.

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder Authorized Signatory		Scott Schroeder Authorized Signatory

LYXOR/BALYASNY ATLAS ENHANCED FUND LIMITED		BALYASNY ASSET MANAGEMENT L.P.

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder Authorized Representative		Scott Schroeder Authorized Signatory

DMITRY BALYASNY

By:	/s/ Scott Schroeder
Scott Schroeder Authorized Representative

Page 35 of 35 Pages